UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 22, 2016

 GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

As previously reported, on May 10, 2016, Galena Biopharma, Inc.(the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), with JGB (Cayman) Newton Ltd. (the “Purchaser”) pursuant to which the Company sold to Purchaser, at a 6.375% original issue discount, a $25,530,000 Senior Secured Debenture (the “Initial Debenture”) and warrants to purchase up to 100,000 shares of the Company's common stock, $0.0001 par value per share (“Common Stock”). Net proceeds to the Company from sale of the Initial Debenture and warrants, after payment of commissions and legal fees, were approximately $23,400,000. The Initial Debenture contained no conversion features to shares of Common Stock. Unless noted otherwise, all per share prices and per share amounts discussed herein have been adjusted to take into account the November 11, 2016 1‑for-20 reverse split of the Common Stock (the “Reverse Stock Split”).

The Initial Debenture carried an interest only period of six months following which the holder of the Initial Debenture had the right, at its option, to require the Company to redeem up to $1,100,000 of the outstanding principal amount of the Initial Debenture per calendar month. The Company is required to promptly, but in any event no more than three trading days after the holder delivers a redemption notice to the Company, pay the applicable redemption amount in cash or, at the Company’s election and subject to certain conditions, in shares of Common Stock. If the Company elects to pay the redemption amount in shares of Common Stock, then the shares will be delivered at the lesser of A) 7.5% discount to the average of the 3 lowest volume weighted average prices over the prior 20 trading days or B) a 7.5% discount to the prior trading day’s volume weighted average price (the “Stock Payment Price”). Pursuant to the Initial Debenture, the Company may only opt for payment in shares of Common Stock if certain equity conditions are met or waived, including, among others, that the volume weighted price of the Common Stock be at least $15.00 (the “Original Minimum Price Condition”).

Under the Initial Debenture, if the interim analysis of the PRESENT Trial resulted in a discontinuation of the study (which it did), the holder of the Initial Debenture had the right to require the Company to prepay in cash all, or any portion, of the outstanding principal amount of this Debenture funded in cash by the holder on the closing date, plus all accrued and unpaid interest. If the holder elected such prepayment of the Initial Debenture, then the number of shares subject to the warrants issued to the holder would have been reduced in proportion to the percentage of principal and accrued interest required to be prepaid by the Company. Upon the closing of the sale of the Initial Debenture, the Purchaser received a Series A Warrant to purchase 50,000 shares of Common Stock at an exercise price of $30.20, exercisable for five years from issuance (the “Series A Warrant”). In accordance with the terms of the Securities Purchase Agreement, the Purchaser also received a warrant to purchase 50,000 shares of Common Stock in connection with the Company’s announcement of the results of the interim analysis of its PRESENT Trial in June 2016 (the “Series B Warrant”). The Series B Warrant has an exercise price of $8.60, 120% of the volume-weighted average price of the Common Stock on the date of the announcement of the results of the interim analysis.

Armentum Partners, LLC (the “Placement Agent”) acted as the placement agent in the offering of the Initial Debenture and the Company agreed to pay the Placement Agent a fee equal to 2% of the funds received from the sale of the Initial Debenture. The Company paid half of the placement fee upon funding and the other half was paid at the time the Present Trial was discontinued and the Debenture was not prepaid in connection with such discontinuation.

As previously reported, the Initial Debenture was amended and restated in its entirety on August 22, 2016 (as so amended, the “Debenture”) pursuant to an Amendment Agreement, dated August 22, 2016, among the Company, the Purchaser and JGB Collateral LLC (the “Amendment Agreement”). As previously reported, interest on the Debenture is payable at the end of each month based on the outstanding principal. The Debenture matures on November 10, 2018, and accrues interest at 9% per year. In addition, on the maturity date of the Debenture (or such earlier date that the principal amount of the Debenture is paid in full by acceleration or otherwise) a fixed amount, which shall be deemed interest under the Debenture, equal to $765,900, will be due and payable to the holder of the Debenture on such date in, at the option of the Company, cash and, subject to the same conditions for the payment of interest in shares of Common Stock, shares of Common Stock or a combination of cash and Common Stock.

The Company’s obligations under the Debenture are secured under a Security Agreement by a senior lien on all of the Company’s assets, including all of the Company’s interests in its consolidated subsidiaries.

After giving effect to the Amendment Agreement, the Debenture contains the following modified and/or additional terms, among others:

•
With respect to interest accruing on the outstanding principal amount under the Debenture for the period prior to November 10, 2016, the Company was permitted to satisfy such interest payments in kind by adding such amount to the outstanding principal.

•
The Purchaser can from time to time during the term of the Debenture require the Company to prepay in cash all or a portion of the outstanding principal plus accrued and unpaid interest (the “Outstanding Amount”) on written notice to the Company, provided, that such prepayment amount shall not exceed the lesser of $18,500,000 and the Outstanding Amount. If the holder elects such prepayment of the Debenture, then the number of shares subject to the warrants issued to the holder will be reduced in proportion to the percentage of principal and accrued interest required to be prepaid by the Company. In addition, the Company shall have the right to prepay in cash all (but not less than all) of the Outstanding Amount (1) at any time after November 10, 2017, or (2) upon a “change of control” (as such term is used un the Debenture), in each case with a 10% premium on the Outstanding Amount.

•
The Purchaser shall continue to have the right, which commenced on November 10, 2016, to require the Company to redeem the Outstanding Amount, except that the maximum monthly amount of such redemptions was increased from $1,100,000 to $1,500,000; provided, that if the trading price of Common Stock is at least $8.00 per share (as may be further adjusted appropriately for stock splits, combinations or similar events) during such calendar month, then such monthly maximum redemption amount may be increased to $2,200,000 at the Purchaser’s election and if the Company has already elected to satisfy such redemptions in shares of Common Stock. In addition, notwithstanding the foregoing limitations on the monthly redemption amount, the Purchaser may elect up to three times in any 12-month period to increase the monthly maximum to $2,500,000.

•
Among the various conditions that must be satisfied (or waived) in order for the Company to be able to elect to satisfy the monthly redemption amounts in shares of Common Stock, the Original Minimum Price Condition of $15.00 was decreased to a volume-weighted average price of $4.00 per share (the “Amended Minimum Price Condition”).

•
Following November 10, 2016, the Purchaser may elect to convert any portion of the Outstanding Amount into shares of Common Stock at a fixed price of $12.00 per share (as adjusted appropriately for stock splits, combinations or similar events).

•
Under the Initial Debenture, the Company was required to maintain a minimum of $24,000,000 of unencumbered cash in a restricted account as security for its obligations under the Initial Debenture. Such minimum amount has been reduced to the lesser of $18,500,000 or the Outstanding Amount.

In addition, in accordance with the terms of the Amendment Agreement, the exercise price of the Series A Warrant was reduced from $30.20 per share to $8.60 per share (as may be further adjusted appropriately for stock splits, combinations or similar events).

As previously reported, on December 14, 2016, the Company and the Purchaser entered into a waiver (the “First Waiver”) pursuant to which, as contemplated by the Debenture, the Purchaser waived with respect to the calendar months of December 2016, January 2017, February 2017 and March 2017 (collectively, the “First Specified Months”) the Amended Minimum Price Condition, provided that, among other things, with respect to the First Specified Months, the volume weighted average price of the Common Stock was not less than $1.00 and the Company’s cash on hand exceeded the outstanding principal amount of the Debenture by $10 million. Furthermore, the First Waiver set out a monthly amount to be redeemed for each of the First Specified Months equal to $1,500,000 and amended the Debenture to require the Company to withdraw all cash and/or cash equivalents in excess of $18,500,000 from certain accounts and deposit such funds into an account in a form acceptable to the Purchaser, to be executed by the Company, U.S. Bank, N.A. and SVB Asset Management such that the Company requires the prior written consent of the Purchaser for certain withdrawals. The First Waiver amends the Debenture to grant the Purchaser the right to redeem any portion of the outstanding principal amount of the Debenture in Common Stock if the price per share of Common Stock on a principal trading market at any point in time of any trading day exceeds the closing price per share of the Common Stock on the immediately preceding trading day by more than 25%.

As previously reported, on April 1, 2017, the Company and Purchaser entered into a waiver (the “Second Waiver”) pursuant to which ,as contemplated by the Debenture, the Purchaser waived with respect to the calendar months of April 2017, May 2017, June 2017, July 2017, August 2017 and September 2017 (collectively, the “Second Specified Months”) the Amended Minimum Price Condition, provided that, among other things, with respect to the Second Specified Months, the volume weighted average price of the Common Stock is not less than $0.30 and the Company’s cash on hand exceeds the outstanding principal amount of the Debenture by $10 million.

On May 1, 2017, the Purchaser, the Company and the guarantors of the Company’s obligations under the Debenture entered into an amendment agreement (the “2017 Amendment Agreement”) pursuant to which the Purchaser may, from time to time, at the Purchaser’s option waive the Amended Minimum Price Condition; provided, however, the Purchaser cannot waive the Amended Minimum Price Condition to the extent that the resulting Stock Payment Price would be less than $0.35 per share as a result of any such waiver (the “Minimum Stock Payment Price Condition”). The 2017 Amendment Agreement further provides that, in the event of any Equity Conditions Failure (as such term is defined in the Debenture) that is not, or cannot be as a result of the 2017 Amendment Agreement, waived by the Purchaser, the Company shall honor the holder redemption amounts in cash or, at the Company’s election, with the prior written consent of the Purchaser, deliver aggregate consideration in shares of Common Stock and cash in satisfaction of the applicable holder redemption amount as follows: (i) the number of shares of Common Stock equal to the quotient obtained by dividing such holder redemption amount and $0.35 (each such share having a deemed value per share at the Stock Payment Price that would have been in effect but for the Minimum Stock Payment Price Condition of $0.35 per share) and (ii) cash equal to the difference between the holder redemption amount and the aggregate deemed value of the shares of Common Stock delivered in clause (i).

As of May 1, 2017, (i) there were 37,435,524 shares of Common Stock outstanding and (ii) 9,131,868 shares of Common Stock had been issued by the Company pursuant to the terms of the Debenture. Assuming all the shares issuable pursuant to the terms of the Debenture subsequent to May 1, 2017 are issued at a Stock Payment Price of $0.35, the lowest Stock Payment Price permitted under the Minimum Stock Price Payment Condition, the Company estimates that the maximum number of shares of Common Stock that the Company could issue pursuant to the terms of the Debenture subsequent to May 1, 2017 is 45,000,000.

The Debenture, warrants and shares of Common Stock issued (or to be issued) to the Purchaser pursuant to the Debenture were sold to the Purchaser in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and the Regulation D (Rule 506) promulgated under the Securities Act. The Common Stock to be issued upon exercise, if any, of the Series A Warrant will be sold in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act. The Purchaser has represented that it was an accredited investor (as defined by Rule 501 promulgated under the Securities Act) at the time it was offered the Debenture, the shares of Common Stock issuable pursuant to the Debenture and the warrants, and that it will be an accredited investor on each date it exercises the Series A Warrant and the Series B Warrant. The Company did not engage in any general solicitation in connection with the sale of securities pursuant to the Securities Purchase Agreement. The Sale of Securities Pursuant to the Securities Purchase Agreement did not, and the sale of Common Stock upon the exercise of the warrants will not, involve a public offering.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Amendment Agreement dated May 1, 2017 between Galena Biopharma, Inc. and JGB (Cayman) Newton Ltd.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date:	May 2, 2017	By:	/s/ Thomas J. Knapp

Thomas J. Knapp
Interim General Counsel and Corporate Secretary